SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2010
ViaSat, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
6155 El Camino Real
Carlsbad, California 92009
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (760) 476-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          ViaSat, Inc., a Delaware corporation (“ViaSat”), entered into an Award/Contract with Space and Naval Warfare Systems (“SPAWAR”) effective March 10, 2010 (the “Award Contract”). The Award Contract provides a framework under which SPAWAR can procure the development, construction and delivery by ViaSat of systems and services related to Multifunctional Information Distribution System (MIDS) and MIDS-Joint Tactical Radio System (JTRS) terminals for a period of five years. The Award Contract was executed in connection with the expiration of the original Award/Contract between ViaSat and SPAWAR executed on January 10, 2000 (the “Original Contract”). On March 10, 2010, ViaSat received the first award under the Award Contract valued at approximately $21 million. Although ViaSat expects to receive future contract awards under the Award Contract, there can be no assurances that any such awards will be forthcoming at levels similar to those received under the Original Contract, or at all.
          Under the Award Contract, awards may provide for payment to be made on a cost-reimbursement, time-and-materials or fixed-price basis, as specified in the individual contract award. Contract awards may be subject to a competitive bid process. Contract awards may be terminated, in whole or in part, at the convenience of the U.S. government at any time, and may contain options that are exercisable at the discretion of the U.S. government. ViaSat’s eligibility to perform under the Award Contract requires it to maintain adequate security measures.
          The foregoing description of the Award Contract does not purport to be complete and is qualified in its entirety by reference to the complete text of the Award Contract, which will be filed as an exhibit to ViaSat’s next periodic report or other applicable filing with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.
Date: March 24, 2010	By:	/s/ Keven K. Lippert
		Name:	Keven K. Lippert
		Title:	Vice President and General Counsel